EX 99.28(p)(38)

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Dear Colleagues:

We have built a global reputation for adhering to the highest standards of excellence and quality in all of our products and services. Our relationships with one another, our customers, our regulators and our partners are built on a foundation of fairness, integrity, and transparency.   These core values are detailed in the McGraw Hill Financial Code of Business Ethics (the COBE).

Each year, we take time to recommit to these core values, which are critical to our Company’s continued success. We ask employees to complete the COBE course and read and affirm to the Code to demonstrate their ongoing commitment to compliance with our policies.  It is important that we hold ourselves to the highest standards of ethical behavior as each of us plays a critical role in maintaining McGraw Hill Financial’s reputation.

Both the Code of Business Ethics and the Affirmation Statement are accessible on the intranet. Please read the COBE carefully and sign the Affirmation to ensure that you are in compliance. If you have any questions regarding the Code of Business Ethics or related matters, please discuss them with your manager, the Human Resource Department, the Compliance Department for your business unit, or the Legal Department.

Thank you,
Doug Peterson

McGraw Hill Financial 2016 Code of Business Ethics

McGraw Hill Financial is a leading benchmarks, financial news, content, and analytics and data provider serving the capital, commodity, and corporate markets. Our core values are Fairness, Integrity and Transparency. We view these standards not as mere words on a page, but as a statement of our beliefs, values and goals as an institution.

Our standards of conduct, which are summarized in this Code of Business Ethics (COBE), are intended to guide employees in applying the company’s core values to every aspect of our business, every day.

This code applies to employees of McGraw Hill Financial and all its subsidiaries including, but not limited, to S&P Ratings Services, S&P Capital IQ/SNL Financial, S&P Dow Jones Indices, Platts and J.D. Power and all of their subsidiaries.  Failure to comply with the COBE may result in disciplinary action, up to and including termination of employment.

McGraw Hill Financial’s Commitment to Employees and the Public

You have been employed solely on the basis of McGraw Hill Financial’s estimate of your ability to do your job well. You will not be unfairly discriminated against because of race, color, religion, sex, gender identity or expression, age, sexual orientation, national or ethnic origin, citizenship status, veteran status, disability or for any other unlawful reason.

Any future promotion or pay increase is at the discretion of your manager and will depend on the needs of the business matched to your demonstrated ability to do superior work, to grow in your job and to accept responsibility.

You can expect courteous and considerate treatment from the Company. Through on-the-job training, sharing tuition costs, The Learning Center, and other means, we will endeavor to provide appropriate opportunities for developing your ability to perform your job well and to prepare you for greater challenges. You can learn of possible job openings throughout the Company via our internal online talent resources. You may apply for any position you may be qualified to fill. http://careers.mhfi.com/

We are committed to being a good citizen in the communities in which we work. McGraw Hill Financial contributes to community as well as to national institutions, and encourages employees to do so by matching their gifts to eligible organizations.

In addition, all McGraw Hill Financial’s employees are encouraged to take an active personal role in organizations dedicated to public service. The Company will assist and support employees’ volunteer services with appropriate financial contributions to qualified projects and institutions.

McGraw Hill Financial 2016 Code of Business Ethics

McGraw Hill Financial recognizes and respects the privacy of employees and others with regard to personal information it obtains through the employment relationship. Employees should contact their Human Resources business partner for further information in this regard.

McGraw Hill Financial provides medical, disability, life insurance, and retirement programs as further described in materials available from the Human Resources Department.

Every reasonable effort will be made to provide you with a safe and healthy place in which to work. In addition, it is the Company’s policy to provide a work environment free from sexual harassment or any other type of unlawful harassment.

McGraw Hill Financial is committed to an environment where open, honest communications are the expectation, not the exception. We want you to feel comfortable in approaching your business unit’s Compliance Department, Human Resources Department, the Legal Department, your supervisor or higher levels of management in instances where you believe violations of our policies or standards have occurred.

In situations where you prefer to submit a written report, anonymously or in confidence, McGraw Hill Financial offers a site which is hosted by a third party provider, EthicsPoint. Through this site, you are able to submit reports relating to actual or suspected violations of our Code of Business Ethics, as well as matters related to Company policies, procedures and other standards.

You may raise a concern, make a complaint, or provide a constructive comment through this Employee Hotline, which is available to employees worldwide at http://www.mhfi.ethicspoint.com/

Subject to laws in certain jurisdictions outside the U.S., this Employee Hotline provides a way to report violations of Company policy, workplace concerns, violations of law and related issues, by phone or online. McGraw Hill Financial prohibits retaliation against any employee who reports in good faith issues to this Hotline or to any government anti-discrimination agency.  Further, the Company bars retaliation against anyone for assisting with the investigation of such a complaint.

Hotline:

Q:  I suspect unethical conduct is taking place in my group, but what if I am wrong?  Could I get fired for raising an issue to the Employee Hotline?

A:  No – employees are encouraged to come forward without fear.  It is against our policies and values to retaliate against an employee who raises a concern or reports an issue in good faith.

McGraw Hill Financial 2016 Code of Business Ethics

Employee’s Commitment to McGraw Hill Financial

Of course, McGraw Hill Financial expects that employees will work diligently and to the best of their abilities. In addition, here are some specific requirements.

Compliance With Law

In addition to complying with McGraw Hill Financial’s policies, all employees are expected to comply with applicable laws in the jurisdictions in which we do business and to maintain the highest standards of ethical and professional conduct.

As part of this responsibility, it is imperative that employees conduct their activities on behalf of McGraw Hill Financial consistent with our core values of Fairness, Integrity and Transparency; and that all of our financial disclosures and reports be full, fair, accurate, timely and understandable. Employees who have any doubts concerning applicable laws or the proper course of conduct in their business activities should seek advice from the Compliance Department for their business unit or from the Legal Department.

Except where prohibited by local law, employees are required to report to their Compliance Department or to Human Resources any currently pending arrests or criminal indictments; criminal convictions; or involvement in regulatory enforcement proceedings. This obligation applies even if the events leading to the arrest, indictment, conviction or proceeding are unrelated to the employee’s duties for McGraw Hill Financial.

Business Unit Codes of Conduct

Detailed codes of conduct have been developed by certain of McGraw Hill Financial’s units to provide guidance for situations unique to their businesses. Where a specific provision of a business unit’s policy or code of conduct, conflicts with a more general provision in the COBE, the specific business unit provision applies.

Corporate Policies

McGraw Hill Financial has adopted corporate policies specifying the appropriate conduct and procedures for certain matters described in the COBE and beyond. The Corporate Policies site has been designed to bring together the substantial body of McGraw Hill Financial’s corporate policies.  The site includes the Corporate Policy Manual which contains the MHFI corporate policies.

McGraw Hill Financial 2016 Code of Business Ethics

Conflicts of Interest

Employees should not engage in any activity that creates or might result in a conflict, or the appearance of a conflict, between the individual's self-interest or the interests of another organization, on the one hand, and McGraw Hill Financial’s interests on the other hand. Each employee should be free from any interest or influence that would make it difficult to give McGraw Hill Financial the employee's best efforts and undivided attention. The following are examples of conflicts of interest, but these examples are not intended to limit the general applicability of the prohibition against conflicts of interest.

(a)	Employees may not take for themselves, or divert to others, any business opportunity in which the Company has, or can reasonably be expected to have, an interest. Employees may not engage in activity, whether or not disclosed, that competes with their existing job function.

(b)	Employees may, on their own time, do limited amounts of work for other employers so long as such work does not conflict with the employee’s obligations to McGraw Hill Financial. A conflict would arise if outside work consumed so much of an employee's time and energy as to impair the ability to perform their McGraw Hill Financial job effectively. Also, a conflict of interest is presumed if an employee does outside work for a firm that has business dealings with, or competes with, McGraw Hill Financial. Employees should also avoid outside employment that is otherwise detrimental to the interests of McGraw Hill Financial.

(c)	Employees may not provide consulting or advisory services for any external advisor service, primary research network, analyst group, consulting group, hedge fund, investment bank, investment company, pension fund, investor, or any other similar firm.

(d)	No employee may directly or indirectly own any interest in another firm, or serve as a director, officer or employee of a firm, whose business in any way competes with McGraw Hill Financial or that has business dealings with McGraw Hill Financial. However, an employee may own up to one percent (1%) of the shares of any public Company, regardless of its business, except as limited by other obligations under the COBE or other policies of the Company or the employee’s business unit.

(e)	Employees should never give or accept any gift, entertainment, consideration, benefit or privilege (including discounts on personal purchases not offered to all McGraw Hill Financial employees) where the value (i) is not reasonable in its business context or (ii) places the recipient under a real or perceived obligation to the giver. Gifts that are intended to or would result in favorable treatment or influence a business decision, regardless of the amount or value involved, should never under any circumstances be given or accepted.

Providing gifts, travel, meals or entertainment to a public official or private individual is never permitted if it could reasonably be understood as an effort to improperly influence an official action or obtain a business advantage for McGraw Hill Financial. An employee should not accept, and should notify his/her supervisor if offered, any gifts, entertainment or anything else of value from a competitor, customer or anyone who conducts or seeks to conduct business with McGraw Hill Financial, other than (i) Nominal Gifts or (ii) Ordinary Business Entertainment, as those terms are defined below.

Nominal Gifts are gifts of token to modest value that will not place the recipient under any real or perceived obligation to the donor or gifts used for advertising or promotion, as long as they are customarily given in the regular course of business.

McGraw Hill Financial 2016 Code of Business Ethics

Ordinary Business Entertainment, such as lunch, dinner, theatre, sporting events and the like, is appropriate where it is reasonable in its business context and the purpose is to hold bona fide business discussions or to foster better business relations.

A Public Official is any officer, employee, or contractor of a government or any department, agency, or instrumentality thereof, or of a Public International Organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Employees may obtain waivers of these conflict rules under limited circumstances.  An employee may request a waiver of these conflict rules by submitting a written request to the appropriate executive, with a full explanation of the basis for the request. Waiver requests must be sent to, and written approval obtained from, either the President and Chief Executive Officer of McGraw Hill Financial (or a person designated by the CEO), or the corporate staff officer or president in charge of the employee's business.

Improper Payments to Others

No employee anywhere in the world may directly or indirectly offer or provide anything of value, including a bribe, kickback, excessive commission or fee, in order to influence a Public Official  or private party or to obtain an improper advantage. This prohibition includes, but is not limited to, obtaining business for the company from private businesses or government bodies, anywhere in the world.

In addition, employees may not give money or anything else of value indirectly (for example, to a agents, supplier, vendors, consultants, lawyers, facilitators, finders lobbyist  or other third party) if the circumstances indicate that all or part of it will likely be passed on to a Public  Official or private party to influence official action or obtain an improper advantage. Further guidance can be found in the Global Anti-Bribery and Corruption Policy.

When in doubt concerning the propriety of a proposed payment or gift, contact the Legal Department, Compliance Department or Employee Hotline www.MHFI.EthicsPoint.com for assistance.

Independent Reporting and Evaluation

McGraw Hill Financial's reputation rests in great measure on the integrity of its reporting and evaluation services. For this reason, no employee whose duties include reporting on an industry or evaluating securities should have any employment, ownership or other relationship with companies in the relevant industries in a way that might compromise, or appear to compromise, the independence of the employee's reports or evaluations. Employees must provide prior written disclosure in writing to their supervisors detailing any factors, such as holding stock in or having a financial relationship with a party that might be relevant to this restriction.

No employee may exert or attempt to exert any improper influence on any editorial position or opinion, including those of any analytical employee. For instance, no employee may (i) suggest that an analytical employee  consider improper factors not relevant to such analytical employee’s independent analysis of ratings, opinions, recommendations, estimates or target prices; (ii) make recommendations to an issuer of securities or other party involved with a securities issuance for the purpose of advising such party on how to achieve a particular rating result; or (iii) condition or

McGraw Hill Financial 2016 Code of Business Ethics

threaten to condition any Standard & Poor’s rating or rating action on the purchase of any other services or products. See Reinforcing Credit Rating Independence

Individual business units of McGraw Hill Financial will, as appropriate, issue supplemental guidelines that relate to their particular operations.

Discriminatory Conduct

Employees may not discriminate against or harass any other employees on the basis of race, color, religion, sex, gender identity or expression, age, sexual orientation, national or ethnic origin, citizenship status, veteran status, disability or any other unlawful basis. McGraw Hill Financial prohibits harassment of any kind toward other employees.

Confidential Information

Nothing in our policies prohibits or restricts an employee from initiating communications directly with, or responding to an inquiry from, or providing testimony before, the SEC, FINRA, or any other self-regulatory organization or any other state or federal regulatory authority. With the exception of such communications:

An employee must respect and maintain the confidentiality of all non-public information about McGraw Hill Financial or its activities and all non-public information obtained in the performance of the employee’s duties about McGraw Hill Financial’s customers, clients or applicable third parties. Copying or disseminating internal communications, whether or not marked confidential, to third parties is strictly prohibited (unless the employee is providing information to a regulator or government agency).  Employees may not use for any purpose or disclose to others any non-public information, including sending confidential and/or internal work materials to personal email accounts. For example: (a) employees and members of their families possessing material non-public information about McGraw Hill Financial may not use such information to trade in McGraw Hill Financial’s securities, nor divulge such non-public information to other persons to trade in McGraw Hill Financial’s securities; (b) employees or members of their families possessing non-public information regarding studies or pending negotiations by McGraw Hill Financial to acquire all or part of a company shall not divulge such information to other persons and shall not trade in the securities of such a company unless and until the studies or negotiations have been permanently terminated or completed by McGraw Hill Financial; and (c) employees obtaining material non-public information about another company or securities shall not trade in the securities of such other company until such non-public information becomes publicly known.

Non-public Information is information that has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client.

Trade secrets, confidential information and proprietary information concerning products and services (both those already on the market and those being developed) are special, valuable and unique assets of McGraw Hill Financial. Employees should hold all trade secrets and other confidential or proprietary information in strictest confidence and should not use such trade secrets or confidential or proprietary information in any way other than in performing their duties as employees. Such trade secrets and other confidential or proprietary information may not be misappropriated, transferred or disclosed, directly or indirectly, to any person or entity. This obligation remains in effect after an employee leaves McGraw Hill Financial.

McGraw Hill Financial 2016 Code of Business Ethics

No employee may, without appropriate management approval, disclose to any person in advance of publication by McGraw Hill Financial: (a) any security or other rating, equity ranking or other opinion pertaining to securities, funds or other investments; or (b) the contents of any publication, newsletter, electronic product, or any other information product or service produced by McGraw Hill Financial in any medium.

Intellectual Property

Each employee assigns to McGraw Hill Financial all intellectual property, including copyright, trademark and trade secret rights, created by that employee within the scope of his or her employment. Subject to local intellectual property laws, all original work created by an employee within the scope of his or her employment, alone or jointly with others, is a "work made for hire" and is the property of McGraw Hill Financial.  All ideas, inventions and designs conceived or first reduced to practice in whole or in part by an employee within the scope of his or her employment shall be disclosed on a timely basis to the Company and title to such inventions, ideas and designs, including all intellectual property rights, shall be assigned to and owned by McGraw Hill Financial. Individual business units may require employees to execute supplemental agreements as appropriate.

Customer Privacy

McGraw Hill Financial has implemented a Customer Privacy Policy to protect the privacy of its customers and business prospects. All employees are responsible for being familiar with this policy and for complying with its terms.

McGraw Hill Financial’s Use of Third Party Information

McGraw Hill Financial is a substantial user of proprietary materials belonging to others, including software and digital information, as well as “hard copy” magazines and newspapers.  Employees have an obligation to comply with the copyright, trademark, patent and trade secret laws as they pertain to these materials. In addition, employees have an obligation to comply with the terms and conditions of agreements (including website agreements) under which employees use third party proprietary material, content and software including restrictions on usage or redistribution.

McGraw Hill Financial 2016 Code of Business Ethics

Competitive Intelligence

Employees are encouraged to stay informed about competitors through publicly available information. All competitive intelligence activities must be conducted in compliance with the following 12 core principles.

●	Competitive intelligence may be obtained only in compliance with applicable laws.
●	The use of publicly available information is permitted.
●	Avoid pressuring anyone, including customers, to provide a competitor’s proprietary information. When in doubt, listen, but don’t ask. Never use threats or incentives to obtain a competitor’s information.
●	Respect the right of other companies to protect their trade secrets and confidential information.
●	Do not seek non-public information about a competitor from anyone, including customers.
●	Comply with non-disclosure and confidentiality agreements, terms and conditions of use and any other restrictions that may apply to non-public information received from any source.
●	Always be forthright and truthful about your relationship with McGraw Hill Financial. Use only your McGraw Hill Financial e-mail address when signing up for digital or online products from competitors. Do not use another person’s log-in data to access a competitor’s information or product.
●	Do not do indirectly what you may not do directly. Any contractor, consultant, agent or other third party acting on McGraw Hill Financial’s behalf must comply with these principles.
●	It is appropriate to ask former employees of competitors about their ideas, viewpoints and industry experience, but do not seek trade secrets or confidential information.
●	If a competitor’s proprietary information is revealed through the intentional but careless act of its employees or agents (e.g., talking loudly in a public place), you may not use that information. In addition you may not use proprietary information that has been lost by the owner in a manner that was clearly a mistake or accident (e.g., sealed documents left in a public place).
●	Generally avoid direct contact with competitors and their employees or agents where that contact might reveal pricing, promotions, product plans or other proprietary information.
●	Do not risk McGraw Hill Financial’s reputation or your own in a competitive intelligence effort. Before acting in this sensitive area, also consider how the Company or you, as an employee, would react if you learned that a competitor was doing the same thing regarding McGraw Hill Financial.

These 12 core principles, like the McGraw Hill Financial COBE, are Company-wide provisions that apply to all McGraw Hill Financial employees. Business units may from time-to-time issue additional and more (but not less) restrictive guidance on competitive intelligence gathering. Employees must observe both Company-wide guidance and any supplemental unit-specific restrictions.  When in doubt, contact the Legal Department for guidance.

McGraw Hill Financial 2016 Code of Business Ethics

Competitive Intelligence

Q:  I want to view part of a competitor’s website that requires a subscription, but they may not allow access to a McGraw Hill Financial Employee.  Is it okay to sign up using my personal email address instead?

A: No Always use your McGraw Hill Financial email address, job title and true name when accessing a competitor’s website or researching competing products and services.  McGraw Hill Financial respects our competitors’ right to protect their confidential information.  If you have any doubts about whether you are allowed to access a particular website, the Legal Department can help you review the relevant terms and conditions.

Information Security

Accurate and reliable information is the foundation of our business. Without proper safeguards in place, our systems are vulnerable to loss, destruction, error and abuse that can undermine the objectives and goals of McGraw Hill Financial.

Several of McGraw Hill Financial’s policies provide support and guidance for appropriate use of Company information management resources. These policies include:

●	Review and Approval of Information Technology Related Projects
●	Information Security
●	Monitoring of Information Technology Systems
●	Electronic Communications
●	Internet Site Blocking

Employees are required to review and comply with these policies. Potential data breaches of confidential information concerning either McGraw Hill Financial, employees, customers or other persons should be reported immediately to Corporate Security.

McGraw Hill Financial 2016 Code of Business Ethics

Appropriate Use of Social Media

McGraw Hill Financial’s Social Media Policy is included in the Electronic Communications Policy and is designed to protect our employees and the Company as we utilize social media tools in new and creative ways to extend our brand, communicate with the market and meet the changing needs of our customers. The Policy provides all employees with information, guidelines and best practices to follow when using social media.

Appropriate Use and Monitoring of Electronic Communications

The Corporate policy concerning Electronic Communications provides guidelines for employees of McGraw Hill Financial and other authorized persons. Electronic communications include (subject to applicable laws) all digital messages sent from any Company supported e-mail system, instant messaging system, or from any computer or personal digital assistant made available by the Company. Electronic communications are for the direct support of McGraw Hill Financial’s activities. Although intended for business purposes, electronic communications on Company provided systems and networks may, subject to limitations detailed in the Electronic Communications Policy, be used on a limited basis for personal or non-business purposes at the discretion of the employee's business unit or corporate department. Such personal communications are subject to the prohibitions detailed in the Electronic Communications Policy with respect to harassing, libelous, threatening, abusive, sexually suggestive, obscene, inappropriate comments regarding ethnicity, or similar objectionable content.

McGraw Hill Financial reserves the right, subject to applicable local law, to monitor the electronic communications of employees, contractors and other users of the information technology systems made available by the Company, including mobile and office systems, without informing the sender or recipient of the information, or the person in whose possession those communications reside. Further information can be found in section 1 of (Monitoring of Information Technology Systems).

Political Activities

McGraw Hill Financial supports the right of all its directors, officers, employees and representatives to support (financially or otherwise) political candidates and causes of their own choosing in their private, non-McGraw Hill Financial capacities.  In some jurisdictions, however, laws have been enacted that restrict or bar companies from doing business with local or provincial governments if the company, or certain personnel associated with the company, make specific types of political contributions to state and local or provincial officeholders, candidates for local and provincial office, local or provincial political parties, and other types of political organizations. The penalties for violating these laws can be severe.  For instance, improper contributions may result in the company forfeiting existing business with a state, province or locality being temporarily or permanently banned from doing business with a state, province or locality or being subject to both civil and criminal penalties and fines.

Given the substantial business that McGraw Hill Financial does with local and provincial governments across the globe, all corporate personnel (including McGraw Hill Financial directors, officers, employees and representatives) are expected to ensure that they are in compliance with the McGraw Hill Financial Political Contributions Policy prior to making any personal political donations to a local or provincial officeholder, a candidate for local or provincial office, a local or provincial political party, or any other local or provincial political organization.  In conjunction with these stated obligations and for the purpose of preserving present and future business opportunities, the Legal department and the Compliance Department also reserve the right to

McGraw Hill Financial 2016 Code of Business Ethics

implement jurisdiction-specific limitations or bans on personal contributions for select McGraw Hill Financial personnel.

Government Contracts

Governmental contracts, whether with state, provincial, federal or municipal entities, are subject to complex laws and regulations setting forth the information which must be furnished to the government in the course of negotiating a contract or submitting a bid. Other laws regulate the performance of governmental contracts, accounting procedures and payment requests in ways different from private commercial contracts. In certain instances, serious violations of governmental contract laws or regulations may affect McGraw Hill Financial’s ability to do governmental business or even constitute criminal conduct. Employees responsible for governmental contract work should become familiar with the relevant rules and regulations and should contact the Legal Department legal@mhfi.com with any questions.

Representing McGraw Hill Financial in an Unauthorized Capacity

No employee may contact any person or entity to seek personal gain or other benefits by claiming that the employee represents or is affiliated with McGraw Hill Financial.

McGraw Hill Financial 2016 Code of Business Ethics

Reporting Violations of the COBE

All employees are expected to abide by the highest ethical standards and to act with complete integrity when acting on behalf of McGraw Hill Financial with governmental agencies, customers, competitors, suppliers, the media, trade associations, fellow employees and the general public. Failure to follow these policies exposes you to potential disciplinary action up to and including termination.

An employee who observes any conduct by other employees in violation of the COBE or of any law applicable to McGraw Hill Financial has a responsibility to promptly inform his or her supervisor, the Human Resources Department, the Compliance Department for your business unit or the Legal Department. However, in situations where you prefer to submit a written report, anonymously or in confidence, McGraw Hill Financial offers access to a site hosted by a third party provider http://www.mhfi.ethicspoint.com/. Through this site, you are able to submit reports relating to actual or suspected violations of our Code of Business Ethics, as well as matters related to Company policies, procedures and other standards. McGraw Hill Financial prohibits retaliation against any employee who reports violations of the COBE in good faith.

Fraud & Deception

Q:  After a recent business trip, a senior member of our staff submitted an expense report that I know includes expenses she should not have been reimbursed for.  She modified receipts so that personal expenses for a family member who accompanied her on the trip, look like legitimate business expenses.  What should I do?

A: If you suspect that a colleague or senior member of the company has engaged in fraud or other unethical behavior, for instance by providing false or misleading information in expense reports or other business documents, you should report it!   You can notify the Human Resources Department, the Compliance Department for your business unit, the Legal Department or submit a report via the Employee Hotline.

For Further Information

Employees should seek advice from McGraw Hill Financial’s Legal Department legal@mhfi.com concerning any interpretation of the provisions of the COBE.

Revised October 2015

McGraw Hill Financial 2016 Code of Business Ethics

Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Employees of Standard & Poor’s Ratings Services, employees in the business line of S&P Capital IQ (including regulated entities such as Standard & Poor’s Securities Evaluations, Inc., Standard & Poor’s Investment Advisory Services LLC, and McGraw Hill Financial Research Europe Limited) employees of S&P Dow Jones Indices, and certain other personnel who support any of these businesses.

Effective date:
7 September 2010

Last amended date:
30 December 2014

Employees of Standard and Poor’s Ratings Services, S&P Capital IQ, and S&P Dow Jones Indices, and certain other personnel who support these businesses, are required to comply with this policy and these businesses, are required to comply with this policy and these guidelines.  Failure to comply may result in disciplinary action up to and including termination of employment.

Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices
Securities Disclosure Policy

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	2

9.3.	Contract/Temporary Personnel	15
10. Exemptions		15
11. Definitions		16
12. Appendix A		22
13. Appendix B		23

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	3

1.	Introduction
Capitalized terms used herein are defined in Section 11 of this Policy.

1.1.	Why This Policy is Important
Standard & Poor’s has a worldwide reputation for integrity and objectivity. With that reputation comes responsibility — the responsibility to provide products and services in accordance with professional standards and that are not influenced inappropriately by Conflicts of Interest.

As an Employee of Standard & Poor’s, you have access or potential access to Standard & Poor’s processes and to Material Non-Public Information acquired during these processes. Allowing your investments to influence these processes, or allowing our information to influence your investments could damage the reputation of Standard & Poor’s and our Employees by calling into question the integrity of our products and services. This Policy contains restrictions on Holding and Trading Securities to prevent you from making investments that are or have the potential to be Conflicts of Interest by virtue of your role and responsibilities. For each business covered by the Investment Advisers Act of 1940, this Policy together with the associated Code of Ethics for that business constitute the Codes of Ethics required under Rule 204A-1.

1.2.	Who is Covered by This Policy[1]
This Policy applies to all Employees as defined in Section 11 of this Policy. It also applies, in some circumstances, to the Immediate Family of the Employees.

1.3.	Our Commitment to Your Privacy
As part of this Policy, you are required to report certain private information about your investments and those of your Immediate Family members. The information will be used only to monitor compliance with this Policy. Standard & Poor’s and our staff who have authorized access to the information will undertake efforts to hold this information in confidence, but it may be made available to the U.S. Securities and Exchange Commission (“SEC”) or other national and/or government regulators, to approved third parties as appropriate to validate compliance with the Policy, to third parties in connection with an investigation of a breach of this Policy, or to third parties to resolve disputes in which such information may be relevant.

1 For Ratings, SPSE, Equity Research, SPIAS and Index Employees, this Policy applies to the following locations: Argentina, Australia, Brazil, Canada, China, Dubai, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, Malaysia, Mexico, Russia, Singapore, South Africa, Spain, Sweden, Taiwan, United Kingdom, and the United States.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	4

The information collected in connection with this Policy is maintained at your local business unit place of employment. If you work outside the U.S., the information will be transferred to a central global database in the U.S.2

Non-U.S. Employees and their Immediate Family members may have rights, under local data protection law, to be provided with information about use by Standard & Poor’s of information about them, including copies of the information, to require any inaccurate information about them to be corrected or deleted and, in some circumstances, to object to the processing of their information. Employees and Immediate Family members wishing to exercise these rights should contact Securities Disclosure Compliance.

Before providing Standard & Poor’s with any information about an identifiable member of your Immediate Family, you should first inform that Immediate Family member that you will be providing the information, provide him or her with the identity of the Standard & Poor’s entity to which the information will be provided, and pass on the information set out above.

1.4.	If You Are Not Sure, Ask
If you have questions about this Policy or are uncertain about what is or is not permissible, please contact Securities Disclosure Compliance. Contact information is available on the Securities Disclosure Compliance intranet site.

2.	Regulatory Requirements
This Policy is designed to promote compliance with the Credit Rating Agency Reform Act of 2006 (“CRARA”), SEC regulations for Nationally Recognized Statistical Rating Organizations (“NRSROs”), and the SEC Investment Advisers Act of 1940; Regulation (EC) No. 1060/2009 of The European Parliament and of The Council of 16 September 2009 on credit rating agencies (“EU regulations”); Financial Instruments and Exchange Act, Act No. 25 of 1948, Article 66-35(i), and Cabinet Office Ordinance on Financial Instruments Business, etc., Ordinance No. 52 of 2007, Articles 308(1)(iii), 308(1)(iv), and 306(vii)(a)1 (“Japanese regulations”). Although you may not be obliged by the laws of certain jurisdictions to provide information and take other steps as required by this Policy, this Policy is designed to promote compliance with applicable securities laws in all the jurisdictions in which Standard & Poor’s operates.

2 Employees based outside the U.S. should note that the U.S. does not have data privacy laws as stringent as those in, for example, the European Union, but Standard & Poor’s has taken the necessary measures to ensure that the information transferred to the U.S. is adequately protected, including by entering into the necessary data transfer agreements. The information will be stored consistent with the Global Records Management Policy.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	5

3.	If You Violate This Policy
Employees globally must adhere to regulatory requirements, codes of conduct and the S&P’s policies.  S&P is strongly committed to compliance with the laws and regulations in the jurisdictions in which it operates and to the internal policies that relate to them. In addition, employees are expected to maintain the highest standards of ethical conduct. It is the responsibility of each employee to understand the S&P’s regulatory requirements, policies and guidelines.  If they are not clear, employees should ask their supervisors or the Compliance Department for clarification.  Breaches of these expectations can have serious consequences for S&P and its employees.  Accordingly, when regulatory requirements or policies regarding Compliance issues are violated, employees may be subject to receiving a Notification Discussion Memorandum, a Policy Counseling Letter, a Written Warning and/or Formal Disciplinary Action.

4.	Restrictions

4.1.	Why Holding and Trading are Restricted
Holding and Trading restrictions are designed to help you avoid potential Conflicts of Interest and Insider Trading and Tipping violations.

4.1.1.	Conflicts of Interest
As an Employee of Standard & Poor’s, your professional responsibilities may conflict or appear to conflict with your personal investment goals. Such a Conflict of Interest may make it difficult for you to do your job impartially. To help you avoid a possible conflict or appearance of a conflict, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members may Hold.

4.1.2.	Insider Trading and Tipping
It is illegal under U.S. law and the laws of many other jurisdictions to Trade a Security while in possession of Material Non-Public Information that a reasonable investor would consider important in making an investment decision or that would affect the market price of that Security if made public (“Insider Trading”). Tipping is also illegal in the U.S. and other jurisdictions. As an Employee of Standard & Poor's, you have access or potential access to such Material Non-Public Information. To help you avoid Insider Trading and Tipping violations based on your access to this information, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members are permitted to Trade.3  Should you become privy to Material Non-Public Information other than as part of your routine duties, it is your responsibility to inform Compliance of this information.

3 Note that Trades must be Pre-Cleared and approved prior to execution. Please refer to Section 5 for information on Pre-Clearance requirements.

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4.2.	Restrictions on All Employees
The following restrictions apply to all Employees and their Immediate Family members.

4.2.1.	Material Non-Public Information
All Employees and their Immediate Family members are prohibited from Trading in a Security while in possession of Material Non-Public Information about the Security or the issuer of the Security. Employees are also prohibited from Tipping any individual while in possession of Material Non-Public Information about a Security or the issuer of a Security.

4.2.2.	Local Regulatory Requirements
All Employees and their Immediate Family members are prohibited from engaging in any activity that would violate the insider trading or dealing, market abuse, or other similar regulatory requirements in applicable jurisdictions.

4.2.3.	1% or More of Public Companies
All Employees and their Immediate Family members are prohibited from Holding Securities that constitute 1% or more of the outstanding shares of any public company without specific written approval from Securities Disclosure Compliance.

4.2.4.	Short-Term Trading[4]
Having Traded a Security, an Employee or his or her Immediate Family member may not profit from Trading the same or equivalent Security within thirty (30) calendar days of the original Trade, including through use of options or other derivatives. You may sell a Security at any time if the sale price is lower than the original purchase price (i.e., at a loss on the original investment, either through a direct trade, stop loss, or GTC order). You may not buy back into the position within (30) calendar days of the sale if the position sold was not held for at least (30) calendar days. All profits realized from short-term Trading must be disgorged as directed by Securities Disclosure Compliance. For purposes of this rule, sales shall be computed on a Last In, First Out (“LIFO”) basis.

Shares acquired under employee compensation plans and employee stock ownership plans are not subject to the 30-day holding period. However, Employees must refer to their Restricted List(s), if applicable, before selling any such shares.

4.2.5.	McGraw Hill Financial Inc. Securities Prohibited from Blind Trusts
Because trading in Company securities held by a blind trust could take place without pre-clearance and/or during a Closed Window, you may not hold McGraw Hill Financial Inc. securities in a blind trust.  This prohibition does not apply to securities of other companies that may be eligible to be held in blind trust for purposes of compliance with The Securities Disclosure Policy.

4 Blind Trusts and Third-Party Discretionary Accounts are exempt from the short-term trading restriction.

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4.2.6.	Blackout Periods
Management reserves the right to prohibit Trading in a particular Security for a designated period of time for all or a subset of Employees and their Immediate Family members

4.2.7.	Additional Restrictions Specific to Business
In addition to the requirements in the main body of this Policy, please see the Addenda for additional restrictions that may apply to the Employees who are members of or support each specific business of Standard and Poor’s, and their Immediate Family members. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all the businesses for that Employee apply to that Employee. Please see the requirements for each business in the relevant Addenda.

4.3.	Your Securities Disclosure Profile
Employees are assigned a Securities Disclosure Profile based on two criteria: (1) their ability to influence Standard & Poor’s products and services and (2) their access to Material Non-Public Information, in fact or appearance, by virtue of their role and responsibilities. Your Securities Disclosure Profile identifies your level of access and influence (“Level”) and the extent of your restrictions by Practice Area, group, or Sector, as applicable by business (“Scope”). Employees may review their Securities Disclosure Profile by logging into the GECS system.  If you are not sure of your Securities Disclosure Profile, contact Securities Disclosure Compliance.5

4.3.1.	Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence Standard & Poor’s products and services, and who have access or potential access to Material Non-Public Information. Please see Addendum for the specific description of Level 1 for each business.

4.3.2.	Level 2 – Specific Influence and Access to Material Non-Public Information
Level 2 includes Employees who have the potential to influence Standard & Poor’s products and services and who have access or potential access to Material Non-Public Information. Please see Addendum for the specific description of Level 2 for each business.

5 If an Employee’s Securities Disclosure Profile changes as a result of a transfer, that Employee is subject to the previous restrictions for sixty (60) days following the transfer, while also being subject to the new restrictions.

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4.3.3.	Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on Standard & Poor’s products and services but have access or potential access to Material Non-Public Information. Please see Addendum for the specific definition of Level 3 for each business.

4.3.4.	Level 4 – No Influence nor Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on Standard & Poor’s products and services and do not have access to Material Non-Public Information. Please see Addendum for the specific description of Level 4 for each business.

4.3.5.	Immediate Family of Levels 1-4
An Employee’s Immediate Family members are considered to be the same Level as that Employee, and the Holding and Trading restrictions for an Employee extend to his or her Immediate Family members.

4.4.	Restrictions Based on Your Securities Disclosure Profile
In addition to the Securities Holding and Trading restrictions that apply to all Employees (see Section 4.2), you may have additional restrictions based on your Securities Disclosure Profile. Employees may review their Securities Disclosure Profile by logging into the GECS system.  Management reserves the right to implement additional restrictions on all or specific Employees, beyond what are mentioned in this Policy, as required by business needs.

4.4.1	- 4.4.3 Restrictions on Levels 1, 2 and 3
Please see the business-specific Addenda for the specific restrictions based on the Securities Disclosure Profile of the business for which you are a member or which you support. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all of the businesses for that employee apply to that Employee.

4.4.4.	Restrictions on Level 4
Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2 above. (All Employees including those in Level 4 are subject to Pre-Clearance and reporting requirements, described in Sections 5 and 7, respectively.) Please see Section 4.2 of the Addendum for your business, if applicable, to determine if any additional restrictions apply to all Employees and their Immediate Family members specific to each business.

4.5.	Restricted Lists
Standard & Poor’s maintains lists of Securities restricted according to the restrictions described above. These Restricted Lists are not comprehensive and do not include all rated issuers, the lists may change frequently. Employees may review their restrictions and their Securities Disclosure Profile by logging into the GECS system.  Standard & Poor’s Ratings Services Restricted Lists can be found on the Access Compliance site.

If you have any questions please contact Securities Disclosure Compliance or your local Compliance Officer.

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4.6.	Conflicts of Interest
Employees are expected to act consistent with the policies and regulations to which they are subject. As such, even if a Security is not restricted from the Employee, the Employee and their Immediate Family members must not Trade or Hold that Security if:

(a)	he/she knows or has reason to believe that the Security should be a Restricted Security; or

(b)	he/she knows or has reason to believe that there is an actual Conflict of Interest with Trading or Holding the Security.

5.	Pre-Clearance or Pre-Approval
Prior to you or your Immediate Family members executing a Trade in an Equity or Fixed income Security, you must Pre-Clear the Trade through GECS.

Prior to you or your immediate Family members executing a Trade in a transaction where a ticker, Isin or Cusip number is not available, you must obtain Pre-Approval utilizing a Private Investment Disclosure form.

Before Pre-Clearance for a Trade is granted, the request will be reviewed by Securities Disclosure Compliance and if required your designated trade approver.6

Please review Appendix A for specific Pre-Clearance or Pre-Approval requirements.

5.1.	Mutual Funds
Mutual Funds and Unit Trusts do not require Pre-Clearance or Pre-Approval by any employee.

5.2.	Exchange Traded Funds
Exchange Trade Funds do not require Pre-Clearance or Pre-Approval by any employee

5.3.	McGraw-Hill Employee Stock
With the exception of transactions resulting from an Employee’s payroll contributions to The McGraw Hill Financial Employee Stock Purchase Plan (“ESPP”), any transactions in McGraw-Hill Financial Inc.’s Securities, including the sale of restricted stock or the exercise and/or sale of options, must be Pre-Cleared.

See Appendix B for additional information.

6 Trades by certain Employees in Level 4 will not be reviewed by a supervisor or designated approver, but submitting a Pre-Clearance request through GECS is still required.

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5.4.	Duration of Approval
A designated trade approver will have twenty-four (24) hours from the receipt of the request to approve a request to Pre-Clear a trade.   Pre-Clearance for a transaction is valid from the receipt of approval for the remainder of that same trading day plus three additional trading days.  Trades not approved and executed within this timeframe require a new Pre-Clearance request and approval.

5.5.	Right to Prohibit Trades Not on Restricted Lists
Management reserves the right to prohibit Trades of Securities not on the Restricted Lists for any Employees and their Immediate Family members.

6.	Designated Brokers
In order to help you fulfill your reporting requirements and improve the accuracy of your data, Standard & Poor’s has identified certain broker-dealers (“Designated Brokers”) that you and your Immediate Family members are either required to use or encouraged to use, depending on the jurisdiction in which you work. A list of Designated Brokers and jurisdictions with a Designated Broker requirement is available on the Securities Disclosure Compliance intranet site.

6.1.	Electronic Account Feeds
Standard & Poor’s has arranged to receive automated electronic reports of Securities Holdings and transactions in Accounts held with certain Designated Brokers. If you work in a jurisdiction in which Designated Brokers are required, then you and your Immediate Family members are required to use these Designated Brokers for your brokerage Accounts and to make sure that your Account is designated as a Standard & Poor’s Employee Account subject to automated electronic reporting.7 If you work in a jurisdiction in which Designated Brokers are encouraged, but not required, you can minimize your GECS reporting requirements by using a Designated Broker with electronic feed capability.

6.2.	Paper Statements
If you do not use a Designated Broker, either because it is not required in your jurisdiction, or because you have obtained a written exemption from Securities Disclosure Compliance, then you must manually report all changes to your Accounts or Holdings and those of your Immediate Family members within ten (10) calendar days of execution, and you must instruct your broker or account holder to send duplicate account statements to Securities Disclosure Compliance (see Section 7).8 In the event that the broker refuses to send duplicate statements, you may not use that broker; in the event that the account holder does not have the capability to send duplicate statements, please contact Securities Disclosure Compliance.

7 An electronic feed consent form is available on the Securities Disclosure Compliance intranet site.

8 The address to which to send paper statements is available on the Securities Disclosure Compliance intranet site.

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6.3.	New and Transferred Employees
In jurisdictions in which Designated Brokers are required, new and transferred Employees and their Immediate Family members must transfer their Accounts to a Designated Broker and designate the Account as a Standard & Poor’s Employee Account subject to automated electronic reporting within thirty (30) calendar days of receiving notification from Securities Disclosure Compliance.

6.4.	Exceptions to Designated Broker Requirement
In jurisdictions in which Designated Brokers are required, the following types of Accounts are exempt from the requirement to use a Designated Broker: McGraw-Hill Employee Stock Ownership Program; non-brokerage mutual fund accounts at mutual fund companies (e.g., Franklin Templeton, Vanguard) holding only Mutual Funds; DRIPs; and Blind Trusts.  Documentation will be required to validate exceptions.

7.	Reporting

7.1.	Initial Reporting Requirements for New and Transferred Employees
New and transferred Employees must enter into GECS all Accounts and Holdings for themselves and their Immediate Family members within ten (10) calendar days of receiving notification from Securities Disclosure Compliance. Blind Trusts accounts for which Employees or their Immediate Family control or have a Beneficial Interest must be disclosed to Securities Disclosure Compliance.

7.2.	On-going Reporting Requirements for Current Employees[9]
Employees are required to report all Accounts, Holdings of Securities (including Mutual Funds), and related transactions for periodic review by Securities Disclosure Compliance. This information will be provided automatically from your Designated Broker account into GECS. In the event that Securities Disclosure Compliance grants you an exception to the Designated Broker requirement, or Designated Brokers are not required or not available in your jurisdiction, you must instruct your broker to send duplicate statements to Securities Disclosure Compliance for all Accounts held by you and your Immediate Family members, and you must complete the following steps manually.

7.2.1.	New Accounts
You are required to enter all new Accounts into GECS within ten (10) calendar days of the date of establishing the new Account.

7.2.2.	Transactions
You are required to enter all transactions into GECS within ten (10) calendar days of the date of the transaction, except for transactions in Mutual Funds, Exchange Traded

9 Standard & Poor’s reserves the right to monitor Employee and Employee-related Accounts for up to thirty (30) calendar days after termination of employment.

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Funds and Unit Trusts that are not Sector-specific. Purchases and sales in Mutual Funds, Exchange Traded Funds and Unit Trusts that are not Sector-specific must be reported prior to each Transaction certification.

7.2.3.	Non-Transactional Changes in Holdings
If there is a change in your Holdings that is not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock), you are required to notify Securities Disclosure Compliance of your change in Holdings within ten (10) calendar days of receipt.

7.3.	Exceptions to Reporting Requirements
The following do not need to be reported.

7.3.1.	McGraw-Hill Employee Stock Purchase Plan
Transactions resulting from an Employee’s payroll contributions to The McGraw Hill Financial Employee Stock Purchase Plan (“ESPP”) do not need to be reported.  During certification, employees are required to update the number of MHFI shares owned in the ESPP account.

See Appendix B for additional information.

7.3.2.	Tax-Efficient Accounts
Tax-efficient Accounts whose Holdings are generally limited to a selection of funds, made by the sponsor of the Account (e.g., 401(k)s, 403(b)s, and 529s in the U.S. and Defined Contribution Pension Plans in the U.K., and other foreign equivalents) do not need to be reported. However, please note that your Holding and Trading restrictions must be adhered to in these accounts.

8.	Divestment
If you or your Immediate Family members hold any Securities that you are restricted from Holding, you must divest these Securities within the timeframes stated in this section. Please note that before divesting a Security you must submit a Pre-Clearance request and receive approval for the Trade according to the requirements set forth in Section 5. Pre-clearance will not be granted for any Security for which a blackout period has been put in place; as such Securities cannot be Traded.

8.1.	New Employees
New Employees and their Immediate Family members must divest any Restricted Securities within fifteen (15) calendar days of commencing employment.

8.2.	Transferred Employees
Personnel, who become subject to this Policy or to a Restricted List through transfer or reassignment, and their Immediate Family members, must divest any Restricted Securities and terminate any AIPs involving Restricted Securities within fifteen (15) calendar days of their reassignment.

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8.3.	Gifts and Inheritances
If you or your Immediate Family members receive a Restricted Security as a gift, an inheritance, or through any other involuntary action, you must divest the Security within fifteen (15) calendar days of receipt.

8.4.	Changes to Restricted Lists
If there are any changes to the Restricted Lists that affect your Holdings or those of your Immediate Family members, you will be notified and you and your Immediate Family members must divest the Restricted Security within fifteen (15) calendar days of notification.

9.	Certification

9.1.	Current Employees
Within thirty (30) calendar days of the end of the second and fourth calendar quarters, you must submit to Securities Disclosure Compliance a certification with respect to all Accounts and Holdings as of the end of those periods, and all transactions during those periods, for both you and your Immediate Family members. You must also acknowledge that you have received, read, and understand this Policy; recognize that you must comply with this Policy; and have complied with all the requirements of this Policy at all times throughout those periods.10

10 In certain non-U.S. jurisdictions, you may be required to confirm that you agree to the collection and use of your personal information as described in this Policy and/or that you will obtain the equivalent agreement of your Immediate Family members before providing their information to Standard & Poor’s. This should not be taken as an indication that your or their agreement is necessary as a matter of law in any particular jurisdiction.

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9.1.1.	Third-Party Discretionary and Blind Trust Accounts
Employees with approved Third-Party Discretionary Accounts or Blind Trusts who submit an Account certification are also attesting to the fact that the account continues to qualify as Third-Party Discretionary or a Blind Trust, see definitions in Section 11.

9.1.2.	Third-Party Discretionary and Blind Trust Holdings
Employees with a Third-Party Discretionary Account or a Blind Trust must submit a Holding certification but are not attesting to the Holdings in any Third-Party Discretionary Account or Blind Trust.

9.1.3.	Third-Party Discretionary and Blind Trust Transactions
Employees with a Third-Party Discretionary Account or Blind Trust must submit a Transaction certification but are not attesting to the Transactions in any Third-Party Discretionary Account or Blind Trust.

9.2.	New Hire and Transferred Employees
Each new hire or transferred Employee, within ten (10) calendar days of notification from Securities Disclosure Compliance must certify that he or she has received, read, and understands this Policy; recognizes that he or she must comply with this Policy; will comply with all the requirements of this Policy; and has disclosed all Accounts and Holdings as required by this Policy.11

9.3.	Contract/Temporary Personnel
Contract and temporary personnel (e.g., IT, administrative support, consultants, summer interns) who have access or potential access to Standard & Poor's processes and/or Material Non-Public Information are required to sign confidentiality agreements with Standard & Poor’s, and will be subject to pre-clearance and/or reporting requirements based on their role and access to information as determined by Securities Disclosure Compliance.

10.	Exemptions
In addition to any other exemptions contained in this Policy, Securities Disclosure Compliance may, in limited circumstances, grant other exemptions in writing on a case-by-case basis and as permitted under applicable law, rules, and regulations. If you believe you qualify for an exemption, please contact Securities Disclosure Compliance in writing for instructions on how to proceed.

11 See Footnote 12.

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11.  Definitions
For the purposes of this Policy, the terms below shall have the following meanings:

“Account” shall mean a brokerage account in which an Employee or an Employee’s Immediate Family member Holds Securities has a Beneficial Interest, or has discretion or control over the account. Types of Accounts include direct control accounts, managed accounts, Third-Party Discretionary Accounts, and Blind Trusts, including brokerage accounts that benefit from tax advantages in their respective country (e.g., IRAs and Keoghs in the U.S. and Self-Managed Superannuation Plans in Australia).

“Automatic Investment Plan (AIP)” shall mean a program in which purchases (or redemptions) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. A dividend reinvestment plan is a type of Automatic Investment Plan.

“Beneficial Interest” shall mean direct or indirect ownership interest in, or the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or a transaction in a Security. It is also the ability to control the purchase, sale, legal transfer, or voting rights of a Security. An Employee is deemed to have a Beneficial Interest in Securities Held by any Immediate Family member. Similarly, an Employee is deemed to have a Beneficial Interest in the Securities portfolio Held by a corporation or partnership controlled by that Employee or a trust or estate for which the Employee or his or her Immediate Family member serves as trustee or executor. You should consult Securities Disclosure Compliance with any questions regarding specific circumstances in which you may be deemed to have a Beneficial Interest in a Security.

“Blind Trust” shall mean a trust in which the trustees have full discretion over the Securities, and the trust beneficiaries have no knowledge of the holdings of the trust or the ability to direct or influence changes to those holdings.

“Bond Fund” shall mean a type of investment entity (Mutual Fund, closed-end fund or Unit Investment Trust (UIT)) that invests primarily in bonds.

“Commodities Trading” includes, Energy (including crude oil, heating oil, natural gas and gasoline), Metals (including gold, silver, platinum and copper), Livestock and Meat (including lean hogs, pork bellies, live cattle and feeder cattle) and Agricultural (including corn, soybeans, wheat, rice, cocoa, coffee, cotton and sugar)

“Conflict of Interest” shall mean a situation in which an Employee’s private interests conflict with his or her professional interests.

 “Credit Rating” shall mean an assessment of, or opinion regarding, the creditworthiness of an entity, a debt or financial obligation, debt security, preferred share or other financial instrument (including a Money Market Fund), or of an issue of such a debt or financial obligation, debt security, preferred share or other financial instrument, issued using an established and defined ranking system of rating categories.

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“Credit Rating Activities” shall mean: (a) data and information analysis related to Credit Ratings; (b) the evaluation, approval, issuance, and review of Credit Ratings; and the development or approval of analytical procedures or methodologies used for determining Credit Ratings (i.e., criteria), including the development or approval of qualitative and quantitative models.

“Designated Broker” shall mean a broker-dealer who participates in automated electronic reporting of Securities Trading to Standard & Poor’s. A list of Designated Brokers is available on the Securities Disclosure Compliance intranet site.

“Fixed Income Security” refers to any type of investment under which the borrower/issuer is obliged to make payments of a fixed amount on a fixed schedule.

“GECS” shall mean Global Employee Compliance Services Site, the system that Employees use to report and certify to their Accounts and Securities activities.

“GTC (Good-Til-Cancelled) Order” shall mean an order to buy or sell a Security at a specific or limit price that lasts until the order is completed or cancelled.

“Holding” (adjusted in context for appropriate verb tense) shall mean owning a Beneficial Interest in a Security or having a short position in a Security.

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“Immediate Family” shall mean:

Employees subject to the Ratings Services Addendum	All other employees subject to the Securities Disclosure Policy under the various other Addenda

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s dependent child or stepchild, regardless of residence;

(c) an Employee’s relative (e.g., grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law, cousin, aunt, uncle, niece, or nephew including adoptive or guardian relationships) that has shared the same household as the Employee for at least one year before the trade or other relevant activity;

(d) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(e) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s relative (e.g., child or stepchild, grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law, including adoptive or guardian relationships) that has shared the same household as the Employee;

(c) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(d) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

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 “Initial Public Offering” shall mean a first and one-time only sale of publicly tradable stock shares in a company that has previously been owned privately.

“Insider Trading” shall mean Trading a Security while aware of Material Non-Public Information.

“Level” shall mean the component of an Employee’s Securities Disclosure Profile that determines the restrictions on the Securities that an Employee and his or her Immediate Family members are permitted to Hold or Trade. An Employee’s Level is determined by his or her influence on Standard & Poor’s products and services and access to Material Non-Public Information.

“Material Non-Public Information” shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Non-Public Information can be positive or negative and may involve events with contingencies.

“Money Market Fund” shall mean a type of Mutual Fund that is required by law to invest in low-risk and short-term securities.

“Mutual Fund” shall mean an open-end company or other investment scheme that pools money from many investors and invests the money in stocks, bonds, short-term money-market instruments, or other Securities. Types of Mutual Funds include some index funds, stock funds, Bond Funds, and Money Market Funds. Mutual funds are registered with or authorized by securities or other financial regulators.

 “Policy” shall mean Standard & Poor’s Securities Disclosure Policy.

“Practice Area” shall mean a grouping of Sectors that are rated by Ratings Services, as defined by Ratings Services.

“Pre-Approval” shall mean the act of notifying Securities Disclosure Compliance about and gaining permission for a certain Securities transaction.  Pre-Approval is done through use of an electronic form and includes but is not limited to transactions in IPOs, Private Investments, Commodities, Future Contracts or other types of alternate instruments.

“Pre-Clear” shall mean the process for obtaining Pre-Clearance.

“Pre-Clearance” shall mean approval to purchase or sell a Security, or the process of requesting such approval. Pre-Clearance is done using the Personal Securities Trading System (GECS).

“Private Investment Disclosure form” an electronic form utilized for Pre-Approval in a transaction where a ticker, Isin or Cusip number is not available, including but not limited to transactions in IPOs, Private Investments, Commodities, Future Contracts or other types of alternate instruments.

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“Private Placement” shall mean an unregistered offering of Securities to a small number of investors rather than to the general public.

 “Restricted List” shall mean a listing of Securities that are restricted for Holding and/or Trading by an Employee and his/her Immediate Family members.

“Restricted Security” shall mean a Security which an Employee and his or her Immediate Family, as determined by the Employee’s assigned Level, is restricted from Trading or Holding.  In general, Restricted Securities include Standard & Poor’s credit-rated Securities, Securities rated by other credit rating agencies, and non-rated Securities unless otherwise specified.

“Scope” shall mean the component of an Employee’s Securities Disclosure Profile that determines the extent to which the Employee is restricted from Holding and/or Trading.

“Sector” shall mean a grouping by industry, government, or currency.

“Sector Fund” shall mean a Mutual Fund, Exchange Traded Fund (ETF), or Unit Trust which, by name, provides diversification of Holdings within a specific industry or government Sector (e.g., Fidelity Select Health Care Portfolio), or currency (e.g., Euro ETF).

“Security” shall mean any stock, note, bond, debenture, limited partnership interest, limited liability company interest, an investment contract, a vehicle which purchases and pools investments in other securities (such as a Mutual Fund, an exchange traded fund (ETF), hedge fund, or venture capital fund), or other financial instrument commonly known as a security, including securities issued globally, and American Depository Receipts (ADRs). It also includes any put or call options, futures contracts, or any other derivative instruments related to securities.

“Securities Disclosure” shall mean formal recording of an Employee’s Holdings and transactions.

“Securities Disclosure Compliance” shall mean the department within Standard & Poor’s Compliance responsible for conducting surveillance and enforcing Employee compliance with Securities Disclosure requirements.

“Securities Disclosure Profile” shall mean an assignment established to help an Employee identify the Securities that he or she is restricted from Holding and Trading. A Securities Disclosure Profile consists of the Employee’s Level and Scope.

 “Third-Party Discretionary Account” shall mean an Account where the Trading in the Account is under the control of an independent third-party who is a licensed broker, investment advisor or equivalent and where the beneficiary of the Account does not have input into the specific investment decisions in the Account.  Third Party Discretionary Accounts must be reported and The third-party with discretionary authority must provide a letter stating that they will not accept investment direction from the Employee or designee and not to Trade in Securities in the Sector(s) and/or Practice Area(s) in which the Employee is restricted.  Third-Party Discretionary Accounts are required to be with a Designated Broker, if applicable, in your jurisdiction.

 “Tipping” shall mean the act of providing Material Non-Public Information to a person who is not authorized to have the information and who then Trades (or discloses the information to another

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	20

person who Trades). If someone is aware of Material Non-Public Information and cannot Trade, he or she also cannot “tip” or cause another person to Trade even if the tipper does not disclose the details of the Material Non-Public Information.

“Trading” (adjusted in context for appropriate verb tense) shall mean purchasing, selling, or selling short, or engaging in a transaction (e.g., a gift or an exchange) in a Security; writing or exercising an option to purchase or sell a Security; buying to cover a short position; purchasing a Contract for Difference related to the price of a Security, or Spread Betting. It also can mean investment decisions such as the reallocation of assets in a 401(k) plan, the loss of shares through a margin call, and the tendering of shares in a cash or exchange offer.

“Unit Investment Trust (UIT)” shall mean a U.S. investment company offering a fixed (unmanaged) portfolio of securities having a definite life.

“Unit Trust” shall mean some Mutual Funds found in Australia, Ireland, New Zealand, South Africa, Singapore, and the U.K.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	21

12.      Appendix A
Investment Type	Pre-Clearance Pre- Approval Requirement	Reporting	Pre-Clearance through Global Employee Compliance Services Site (GECS)	Pre-Approval through Private Investment Form
Equity	✓	✓	✓
Fixed Income Security	✓	✓	✓
Bonds	✓	✓	✓
Options	✓	✓	✓
Mutual Fund		✓
Sector Mutual Fund		✓
Exchange Traded Fund		✓
Sector Exchange Traded Fund		✓
IPO	✓	✓		✓
Private Placement	✓	✓		✓
Commodities or Futures Contracts	✓	✓		✓
Other Types of Alternate Investments	✓	✓		✓
Auto Investment Accounts		✓	✓ Initial Transaction
Third Party Discretionary Account Transactions		✓
Blind Trust Account		✓
Blind Trust Transactions/Holdings
Non Transactional changes to holdings		✓

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	22

13.	Appendix B
McGraw Hill Financial Securities
	Account Reportable	Pre-clear Purchases / Acquisitions	Pre-clear Sales	Report Purchases / Acquisitions	Report Sales	Certify Holding
Employee Stock Purchase Program	✓		✓		✓	✓
Stock Compensation	✓ [1]		✓		✓
Options Compensation	✓ [1]		✓		✓
Non-Vested Compensation Shares	✓ [1]
MHFI Stock Fund w/in Company Sponsored Retirement Account
MHFI w/in General Brokerage/Bank Account	✓	✓	✓	✓	✓	✓

1 If account is with Merrill Lynch, the account should be on the automated brokerage feed.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices and certain other personnel who support any of these businesses.	23